OMRIX Biopharmaceuticals Announces Fourth Quarter and Full-Year 2007 Financial Results

New York, NY, March 6, 2008 — OMRIX Biopharmaceuticals, Inc. (“OMRIX” or the “Company”)
(NASDAQ: OMRI), a fully-integrated biopharmaceutical company that develops and markets biosurgical and immunotherapy products, today announced financial results for the fourth quarter and full-year ended December 31, 2007:

•	Full-year and fourth quarter 2007 total revenues were $61.7 million and $20.6 million, respectively

•	Full-year and fourth quarter 2007 product sales were $51.9 million and $17.5 million, respectively

•	Full-year and fourth quarter 2007 biosurgical product sales were $19.3 million and $6.5 million, respectively

•	Full-year and fourth quarter passive immunotherapy product sales, were $32.6 million and $11.0 million, respectively

•	Full-year and fourth quarter 2007 net income was $11.9 million and $3.3 million, respectively

•	Full-year and fourth quarter 2007 diluted earnings per share were $0.69 and $0.19, respectively

Recent Events:

•	The Company’s second generation liquid fibrin sealant, Evicel™, received Food and Drug Administration (FDA) approval, with a general hemostasis in surgery indication.

•	The Company’s stand-alone thrombin product, Evithrom™, was successfully launched, on October 15, 2007 by ETHICON, INC., a Johnson & Johnson company.

“We are pleased with the performance and market penetration of our biosurgical products. With its now approved expanded indication for general hemostasis in surgery, Evicel is poised to both capture market share and grow the need for and use of liquid fibrin sealants in the surgical suite,” stated Robert Taub, Chief Executive Officer of OMRIX Biopharmaceuticals, Inc. “With regard to our pipeline, 2008 promises to be a fundamentally important year for Omrix as we continue to advance our product candidates through the final stages of development. Adhexil, our anti-adhesion product candidate, is scheduled to enter Phase 3 clinical trials and our lead product candidate, the Fibrin Patch, is anticipated to commence its pivotal trial. OMRIX has a lot to look forward to as we continue to execute our strategy in order to become a leading, fully-integrated biosurgery company.”

Fourth Quarter 2007 Financial Results

Total revenues for the fourth quarter of 2007 increased to $20.6 million, a 14% increase, from $18.0 million in the fourth quarter of 2006.

Total product sales for the fourth quarter of 2007 increased to $17.5 million, a 12% increase ($6.5 million from biosurgery products and $11.0 million from immunotherapy products), from $15.7 million ($4.3 million from biosurgery products and $11.4 million from immunotherapy products) in the comparable quarter in 2006, with biosurgery product sales increasing by 53%. These results are mainly attributable to an increase in unit sales of fibrin sealant, the introduction of Evithrom, and increased unit sales and price per unit of IVIG. Sales of IVIG in the fourth quarter of 2007 include $3.5 million of non-recurring sales to a country within the EU.

Gross profit for the fourth quarter of 2007 was $8.2 million, or 40% of total revenues, compared to $9.1 million, or 50% of total revenues, in the corresponding quarter of 2006, which was positively impacted by VIG sales.

Research and development expenses for the fourth quarter of 2007 were $1.4 compared to $0.8 million in the fourth quarter of 2006 due to the continued investment in new product candidates. Selling, marketing, general and administrative expenses increased to $5.0 million in the fourth quarter of 2007 compared to $2.8 in the fourth quarter of 2006 due to Company growth and related geographical expansion, and compliance expenses related to being a public company. The Company does not expect all of these expenses to be recurring.

Net income for the fourth quarter of 2007 was $3.3 million, or $0.19 per share on a diluted basis, versus $6.4 million, or $0.41 per share on a diluted basis, in the fourth quarter of 2006.

Full-Year 2007 Financial Results

Total revenues in 2007 decreased to $61.7 million, a 3% decrease, from $63.8 million in 2006, due to the positive impact of VIG sales in 2006.

For this reason, total product sales also decreased 9% to $51.9 million in 2007 from $56.9 million in 2006. Biosurgery sales increased 44% to $19.3 million in 2007 from $13.4 million in 2006. Immunotherapy product sales decreased 25% to $32.6 million in 2007 from $43.3 million in 2006. However, immunotherapy sales in 2007 increased 48% over 2006 when VIG product sales of $21.2 million in 2006 are excluded.

Gross profit in 2007 was $24.0 million, or 39% of total revenues, compared to $34.2 million, or 54% of total revenues in 2006, which was positively impacted by VIG sales.

Research and development expenses were $4.5 million in 2007 compared to $3.4 million in 2006. Selling, marketing, general and administrative expenses increased to $13.6 million in 2007 compared to $9.9 million in 2006 due to company growth and related geographical expansion, and compliance expenses related to being a public company. The Company does not expect all of these expenses to be recurring.

Net income in 2007 was $11.9 million, or $0.69 per share on a diluted basis, compared to $23.1 million, or $1.65 per share on a diluted basis, in 2006, which was positively impacted by VIG sales.

As of December 31, 2007, the Company had 16,993,347 million shares of common stock outstanding. Cash, cash equivalents and short-term investments totaled $80.9 million. The Company paid off all of its outstanding debt in December 2007.

Note on how to Compare 2007 to 2006 Financial Results

OMRIX records product sales from two business lines, biosurgery and passive immunotherapy. Product sales from biosurgery mainly represent sales of Evicel and Quixil, the Company’s fibrin sealants, as well as initial sales of Evithrom, its thrombin product. Product sales from immunotherapy represent sales of the Company’s passive immunotherapy and hyperimmune products. As part of the immunotherapy business strategy, the Company seeks to sell its biodefense hyperimmune product, VIG, for the treatment of complications related to smallpox vaccination. As with all biodefense products, VIG sales are dependent on government contracts, and it is difficult to predict if and when a contract will be awarded and the size of any such contract. In 2006, for example, OMRIX supplied VIG to the UK government and recorded total product sales of $21.2 million. In particular, fourth quarter 2006 revenues included $6.0 million of VIG product sales. In 2007, there were no VIG product sales. Therefore, when comparing fourth quarter or full-year 2007 financial results to fourth quarter or full-year 2006 financial results, it is important to note that VIG sales in 2006 had a significant, positive effect on product sales, gross margins, operating margins, net income and diluted earnings per share.

Given the non-recurring impact of VIG sales, the Company believes that the table below provides a more accurate summary of growth year-to-year.

	FY06	FY07	% Change
Total Revenues	$63.8	$61.7	(3.0%)

Total Revenues EX-VIG	$42.6	$61.7	45.0%

Total Product Sales	$56.9	$51.9	(9.0%)

Total Product Sales EX-VIG	$35.7	$51.9	45.0%

Immunotherapy Product Sales	$43.3	$32.6	(25.0%)

Immunotherapy Product Sales EX-VIG	$22.1	$32.6	48.0%

	Q406	Q407	% Change
Total Revenues	$18.0	$20.6	14.0%

Total Revenues EX-VIG	$12.0	$20.6	72.0%

Total Product Sales	$15.7	$17.5	11.0%

Total Product Sales EX-VIG	$9.7	$17.5	80.0%

Immunotherapy Product Sales	$11.4	$11.0	(3.0%)

Immunotherapy Product Sales EX-VIG	$5.4	$11.0	104.0%

Biosurgery sales in the third quarter of 2007 include approximately $1.0 million of Evicel product sales that were not shipped in the second quarter of 2007 as a result of a delay in obtaining approval from the FDA for the use of cryoprecipitate in the production of one of Evicel’s components. As a result, the Company believes it is more appropriate to consider quarterly products sales progression as adjusted in the table below.

As
	Reported	Adjusted
Q107	$2.7M	$2.7M

Q207	$3.3M	$4.3M

Q307	$6.8M	$5.8M

Q407	$6.5M	$6.5M

Full Year 2008 Guidance and Upcoming Milestones

OMRIX is reiterating its financial guidance, provided on February 5, 2008, for the full-year 2008 of expected product sales ranging from $64.0 million to $67.0 million, which represents expected annualized growth between 23% and 29% when compared with 2007 product revenues of $51.9 million. During 2008, OMRIX expects an increase in biosurgical product sales of approximately 75% when compared to 2007.

The Company’s product sales guidance for 2008 is based on the following key assumptions:

•	Current biosurgery sales forecasts provided by ETHICON, INC., a Johnson & Johnson Company;

•	No product or business acquisitions; and

•	No product sales from VIG.

We anticipate the following milestones in the first half of 2008:

•	Initiation of the Fibrin Patch pivotal trial; and

•	Announcement of clinical trial results for the Adhexil Phase I/II study

Conference Call Information

OMRIX will host a conference call to discuss these financial results today, Thursday, March 6, 2007, at 11:00 a.m. Eastern time. To access the live telephonic broadcast, U.S. callers should dial (888) 713-4214; international callers may dial (617) 213-4866 and provide confirmation code 96110053. A live audio webcast of the call will be available via the Investor Relations’ section of the Company’s website at www.omrix.com. Participants are urged to log on to the website 15 minutes prior to the scheduled start time to download and install any necessary software.

An audio replay of the conference call will be available from 1:00 p.m. ET on Thursday, March 6, 2008 through Thursday, March 13, 2008 by dialing (888) 286-8010 from the U.S. or (617) 801-6888 when calling internationally, and entering confirmation code 71902208. The audio webcast will be available on the company’s website, www.omrix.com, for 30 days. The financial results press release will also be accessible on the company’s website at www.omrix.com.

About Omrix Biopharmaceuticals, Inc.

Omrix is a fully integrated biopharmaceutical company that develops, manufactures and markets protein-based biosurgery and passive immunotherapy products. Omrix’s biosurgery product line includes products and product candidates that are used for the control of bleeding, or hemostasis, and other surgical applications. The Company’s passive immunotherapy product line includes antibody-rich products and product candidates for the treatment of immune deficiencies, infectious diseases and potential biodefense applications. For more information, please visit www.omrix.com.

Safe Harbor Statement

This news release contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the Company’s filings with the Securities and Exchange Commission (SEC), including sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K as filed with the SEC on March 13, 2007, and the Company’s most recent quarterly reports on Form 10-Q and its current reports on Form 8-K. Unless required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this news release.

Contact:

Francesca M. DeMartino
Senior Director, Investor Relations
OMRIX Biopharmaceuticals, Inc.
(212) 887-6510; francesca.demartino@omrix.com

Consolidated Balance Sheets (Unaudited)
(USD$ in thousands, except share and per share data)

	December 31,
	2006	2007
ASSETS
Cash and cash equivalents	$45,892	25,885$
Short-term investments	35,193	55,020
Trade receivables, net of allowance for doubtful accounts of $15 and $38, respectively	9,748	23,052
Prepaid expenses and other current assets	2,453	1,624
Inventory	17,419	20,498

Current assets	110,705	126,079

Property, plant and equipment, net	7,692	14,905
Long-term investments	2,198	1,211
Long-term receivables	553	1,563
Other assets	497	1,526

Total assets	$121,645	$145,284

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current maturities of long-term loans	$801	$0
Accounts payable and accruals:
Trade	7,498	7,466
Other	7,481	8,229

Current liabilities	15,780	15,695

Long-term loans, net of current maturities	394	0
Deferred revenues	8,472	9,789
Other long-term liabilities	915	1,187

Long-term liabilities	9,781	10,976

Common stock of $0.01 par value—
Shares authorized: 2007 – 43,636,364; 2006 - 43,636,364 Shares issued: 2007 – 17,000,451 ; 2006 - 16,583,284 Shares outstanding: 2007 – 16,993,347 ; 2006 - 16,576,159	166	170
Preferred stock of $0.01 par value—
Shares authorized: 2007 – 7,272,727; 2006 -7,272,727 Shares issued and outstanding: 2007 and 2006 - None	-	-
Additional paid-in capital	167,546	177,955
Treasury stock, at cost (2007 – 7,125 ; 2006 - 7,125 )	(44)	(44)
Accumulated other comprehensive loss	(2,570)	(2,394)
Accumulated deficit	(69,014)	(57,074)

Stockholders’ equity	96,084	118,613

Total liabilities and stockholders’ equity	$121,645	$145,284

Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	Year ended December 31,
	2005	2006	2007
Revenues:
Product sales	$22,478		$56,925	$51,903
Development revenues and grants	5,021		6,840	9,802

Total revenues	27,499		63,765	61,705

Cost of revenues:
Product sales	17,378		24,405	31,700
Development revenues and grants	3,969		5,112	5,966

Total cost of revenues	21,347		29,517	37,666

Gross profit	6,152		34,248	24,039
Research and development, clinical and regulatory expenses, net	2,828		3,397	4,475
Selling, marketing, general and administrative expenses	5,514		9,902	13,642

Operating income (loss)	(2,190)		20,949	5,922
Financial income (expenses), net	(25,522)		1,319	5,114
Other income	—		790	904
	-
Net income (loss)	$(27,712)		$23,058	$11,940

Accrued dividend and induced conversion of Preferred stock and warrants	6,491	—		—

Net income (loss) for common stockholders	$(21,221)		$23,058	$11,940

Net income (loss) per share:
Basic net income (loss) per share of common stock	$(2.01)		$1.68	$0.71

Diluted net income (loss) per share of common stock	$(2.45)		$1.65	$0.69

Weighted average number of shares of common stock outstanding during the year used to compute basic net Income (loss) per
share	10,562,885	13,689,768		16,877,095

Weighted average number of shares of common stock outstanding during the year used to compute diluted net Income (loss) per
share	10,578,620	14,011,558		17,315,950

Consolidated Statements of Operations (Unaudited)
(USD$ in thousands, except share and per share data)

	Three months ended
	December 31
	2006	2007
Revenues:
Product sales	$15,684	$17,542
Development revenues and grants	2,360	3,009

Total revenues	18,044	20,551

Cost of revenues:
Product sales	6,845	10,719
Development revenues and grants	2,096	1,659

Total cost of revenues	8,941	12,378
Gross profit	9,103	8,173
Research and development, clinical and regulatory expenses, net	807	1,377
Selling, marketing, general and administrative expenses	2,768	5,033

Operating income	5,528	1,763
Financial income, net	862	1,544

Net income	$6,390	$3,307

Net income per share:
Basic net income per share of common stock	$0.42	$0.19

Diluted net income per share of common stock	$0.41	$0.19

Weighted average number of shares of common stock outstanding during the year used to compute basic net Income per share	15,193,390	16,972,886

Weighted average number of shares of common stock outstanding during the year used to compute diluted net Income per share	15,601,221	17,367,722

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